THE BEAR STEARNS FUNDS
                               S&P STARS Portfolio
                                 245 Park Avenue
                            New York, New York 10167
                                 1-800-766-4111



Dear Shareholder:

YOUR VOTE IS CRITICAL!

About a week ago, we sent you a notice of a special meeting of shareholders of S&P STARS Portfolio. At the special meeting, shareholders will be asked to approve a new Investment Advisory Agreement with respect to the Portfolio.

The Portfolio now invests all its assets in a series of the S&P STARS Fund, which has the same investment objective as the Portfolio. Under this arrangement, called a "master-feeder" structure, there was no need for the Portfolio to have its own Investment Advisory Agreement.

In an effort to improve the long-term viability of the Portfolio and reduce administrative costs, your Trustees recently approved certain structural changes that would consolidate the operations of the Portfolio and the S&P STARS Fund. To accomplish this, shareholders are being asked to approve the new Investment Advisory Agreement with respect to the Portfolio.

It is important to note that nothing else will change:
1. Shareholders will incur no additional fees or expenses under the new agreement.
2.    Robert Reitzes will continue to head the fund's portfolio management
3.    The Portfolio's investment strategy remains the same.
4.    Portfolio holdings remain the same.

This transaction is described in the enclosed Proxy Statement.

PLEASE TAKE A MOMENT TO SIGN AND RETURN THE ENCLOSED PROXY CARD. HELP US TO AVOID ADDITIONAL EXPENSES TO THE PORTFOLIO!

We appreciate your continued support.